FIRST ADDENDUM TO SALES CONTRACT

THIS ADDENDUM, made as of this 2nd day of August 2001 by and between Interstate General Company, L.P. ("Seller") and Interstate Business Corporation, Inc. ("Purchaser"), and hereby modifies the Sales Contract dated June 29th between the aforementioned parties.

WITNESSETH

NOW, THEREFORE, in consideration of the mutual covenants of Seller and Purchaser and for other good and valuable consideration, the receipt and sufficiency of which Seller Acknowledges, Seller and Purchaser agree as follows:

WHEREAS the parties have entered into a sale contract dated June 29, 2001 for the sale and purchase of all of the outstanding Units in Pomfret, L.L.C., and

WHEREAS the purchase price is Three Million Three Hundred Twenty Five Thousand Dollars ($3,325,000), of which $2,325,000 is in the form of a promissory note date June 29, 2001, and

WHEREAS such note is due and payable within five business days of Purchaser closing its financing transaction, and

WHEREAS the purchaser hereby requests an extension of time for a portion of the outstanding balance, it is hereby agreed upon as follows:

Purchaser agrees to defer payment of $525,000 of the principal amount due under the note agreement for a period of up to sixty days from date of closing the financing transaction (August 2, 2001). The parties agree that interest will continue to accrue under terms as stated in the note agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective seals as of the day and year first above written.

WITNESS: /s/ Sheri L. Raleigh Sheri L. Raleigh, Assistant Vice President	INTERSTATE GENERAL COMPANY, L.P. /s/ Paul Dillon Paul Dillon, Vice President

WITNESS: /s/ Paula S. Biggs Paula S. Biggs, Vice President	INTERSTATE BUSINESS CORPORATION /s/ J. Michael Wilson J. Michael Wilson, President